Exhibit 10(z3)

May 13, 1997

Mr. Christopher McKee
3 Queen Anne's Grove
London W4 1HW
United Kingdom

Dear Chris,

I am delighted to offer you the position of Vice President of Europe, Middle East and Africa for Interleaf, Inc. Our company is at a very important juncture. Tremendous opportunities for success are within our sights, but there is work to be done. Your credentials and energy are very impressive. I am sure that you will have a positive influence on our results.

The Position

The Vice President of Europe, Middle East and Africa position is one of the most important officer level positions in our company. You will be responsible for all aspects of our organization in Europe, Middle East and Africa. As a direct report to the Chief Executive Officer, you will also be asked to participate in developing our long-term strategy and operating plans.

Compensation Package

The base salary for the Vice President of Europe, Middle East and Africa position is (pounds)95,000 (Pounds Sterling) with a quarterly non-recoverable draw of (pounds)5,000 (Pounds Sterling) against your annual incentive compensation pool of (pounds)110,000 (Pounds Sterling).

Your incentive compensation program is designed to reward you for meeting quarterly performance goals. The incentive compensation program will provide you with a bonus pool of (pounds)110,000 upon achievement of mutually agreed to revenue and profit targets, and an escalation bonus should you exceed the target. The incentive bonus will be distributed to you in quarterly amounts of (pounds)25,000 for 100% revenue and profit attainment; for under/over attainment the bonus payment will be made utilizing the following formula:

        At 80% of goal for the quarter, you will be paid (pounds)15,000 At 90% of goal for the quarter, you will be paid (pounds)18,750 At 95% of goal for the quarter, you will be paid (pounds)22,500 At 100% of goal for the quarter you will be paid (pounds)25,000 At 125% of goal for the quarter, you will receive (pounds)31,250 At each 15% above 125% of goal for the quarter, you will receive (pounds)10,000 additional bonus.
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Mr. Christopher McKee
May 13, 1997
Page Two

In addition, for reaching 100% of your targeted annual revenue and profit as Vice President of Europe, Middle East and Africa, you will receive an additional (pounds)10,000 bonus amount. The total annual on target earnings (OTE) for this position is 200,000 (Pounds Sterling). The incentive compensation goals will be determined as part of the planning process to insure that the goals that are developed reflect your input. Please note that there is no limit to your incentive compensation. I fully intend to reward you for achievement above and beyond the defined targets.

Equity Participation

I am also delighted to offer you 150,000 stock options. The price of the options will be based upon the then current price on your start date. The options will vest over a four-year period. As we discussed, I am fully committed to having you achieve your long-term compensation goals.

In the unlikely circumstance that you are terminated without cause, the company will provide you a notice period of six (6) months and require a similar period should you wish to end your employment with the company.

Executive Benefits Package

Your compensation will also include participation in our standard executive benefits program. In summary, our European executives receive the following package:

   o Car allowance of (pounds)1,500 per month.
   o Free fuel (reimbursement of fuel consumed for business - taxable).
   o Private medical insurance with BUPA.
   o Pension of 3% of base salary.
   o Reimbursement of cellular telephone for business use.
   o Laptop computer for business use.

I am very much looking forward to your joining our team. I know that you will do an outstanding job in this critical role. Your expected start date is May 26, 1997. Please indicate your acceptance and agreement with the terms of this employment offer by signing below. Again, we look forward to your joining the team.

Sincerely,


/s/ Jaime W. Ellertson
----------------------
Jaime W. Ellertson
President and Chief Executive Officer

Accepted:


/s/ Christopher McKee   May 13, 1997
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Christopher McKee       Date